LEASE AGREEMENT
                         ===============

This AGREEMENT is made and entered into as of the 30th day of April, 2003

BETWEEN:

BROOKPARK PROPERTIES LTD., a body corporate, incorporated under the laws of the Province of British Columbia, with its registered office at suite
300 - 180 Seymour Street, in the City of Kamloops,
Province of British Columbia,
(hereinafter called the "Lessor")

	                        OF THE FIRST PART
AND:

Rotoblock Inc., a body corporate, extra-provincially registered under the laws of the Province of British Columbia, with its head office at Unit #205, 1715 Cook Street, in the City of Vancouver,
Province of British Columbia,
(hereinafter called the "Lessee")

	                       OF THE SECOND PART

WHEREAS:
A.		The Lessor is the owner of those premises at 220 West 1st Avenue
(1715 Cook Street), in the City of Vancouver, Province of British Columbia, and which are more particularly known and described as:

                      LOTS 7 and 8,
                      BLOCK 4,
                      DISTRICT LOT 302
                      PLAN 583290
                      (hereinafter called the "Lands")

B.		The Lessee desires to lease a portion of the Lands from the
Lessor upon the terms and conditions hereinafter set forth.




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NOW THEREFORE in consideration of the mutual covenants herein contained and for other good and valuable consideration, it is hereby agreed by and between the Lessor, the Lessee and the Indemnifier as follows:

1.	Demise

The Lessor, in consideration of the rents hereinafter reserved and of the covenants and agreements herein expressed on the part of the Lessee to be by it kept, performed and fulfilled, does hereby demise and lease unto the Lessee that portion of the second floor of the building (hereinafter called the "Building") situate upon the Lands that is outlined in paragraph "1.Description of Premises" on Schedule "A" hereto and known as 220 West 1st Avenue (1715 Cook Street), Vancouver, British Columbia (hereinafter called the "Leased Premises").

Schedule "A" is integral to this agreement.

2.	Term

The term of this Lease (the "Term") shall commence on May 1,2004 and expire on April 30,2005 subject, however, to earlier termination or extended expiration as herein provided.

3.	Use of Premises

The Leased Premises are to be used for the purpose of Industrial/Electronic DevelopEment space for the purpose of the Lessee, or a subtenant or assignee as such may be consented to hereunder, and as may be permitted by the applicable by-laws of the City of Vancouver. The Lessee shall not use the Leased Premises for any other purpose without the Lessor's approval in writing first obtained. All personal property and leasehold improvements on or at the Leased Premises shall be at the risk of the Lessee. The Lessee shall be solely responsible for obtaining any permits and licences associated with its use and occupancy of the Leased Premises.









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4.	Insurance

(a)	During the term of this Lease, the Lessor shall procure and
maintain fire and extended coverage insurance and boiler and machinery insurance on the Leased Premises in reasonable amounts, which policy or policies shall name the Lessor as the principal insured and shall name the Lessee as an additional insured. Such policy or policies shall contain a waiver of any right of subrogation by the insurer against the Lessee or those for whom it is in law responsible. The Lessee shall be responsible for procuring its own insurance on all personal property, leasehold improvements, and any other property for which it is responsible on or at the Leased Premises.

(b)	During the term of this Lease, the Lessee shall procure and
maintain, at its own expense, a public liability insurance policy naming the Lessor as an additional insured thereunder, which policy shall be in amounts and on terms and conditions reasonably satisfactory to the Lessor, including provisions for cross-liability and/or severability of interest protecting the Lessor as if the Lessor were separately insured, and shall insure against claims for personal or bodily injury and against claims for damage to property arising from single accidents or occurrences involving injury to persons or property owned by third persons occurring on or about the Leased Premises. A certificate evidencing such insurance shall be deposited by the Lessee with the Lessor if requested. Such policy shall contain a provision that the same shall not be cancelled or terminated except upon thirty (30) days written notice to the Lessor. All insurance policies of the Lessee, including the public liability insurance policy, shall contain a waiver of any right of subrogation against the Lessor and those for whom it is in law responsible.

5.	Waste, Damage, Compliance with Laws

The Lessee covenants that no waste or damage shall be committed upon or to the Leased Premises and that the Leased Premises shall be used for the purposes hereinabove stated. The Lessee shall observe and comply, at its expense, with all present and future applicable laws, ordinances and regulations of public authorities now or hereafter in any manner affecting the Leased Premises, or the sidewalks, boulevards or other municipally owned lands adjacent thereto, and any building, structure, fixture and improvement thereon or thereto or the use thereof including, without limiting the foregoing, any regulation or order of the Canadian Fire Underwriters Association or any body having similar functions or any insurance company by which the Lessor and the Lessee, or either of them, may be insured. The Lessee will not permit any unlawful occupation, business or trade to be conducted at the Leased Premises or any use to be made thereof contrary to any law, ordinance or regulation. The Lessee will hold the Lessor financially indemnified and saved harmless from the consequences of any default or violation by the Lessee of any such laws, ordinances and regulations.

6.	Nuisance

The Lessee agrees that it will not at any time, use, exercise or carry on or permit or suffer to be used, exercised or carried on in or upon the Leased

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Premises, or any part thereof, any noxious, noisome or offensive art, trade, business, occupation or calling, or any act, matter or thing whatsoever which shall or may be or become an unreasonable annoyance, nuisance, grievance, damage or disturbance to the owners or occupiers of adjoining and neighbouring lands and premises, or which may in any manner, directly or indirectly, cause injury to the Leased Premises or to any appurtenances or fixtures thereof, and not to bring or keep anything upon or in the Leased Premises or any part thereof which is illegal or is, in the Lessor's opinion acting in good faith, dangerous, or which will increase the premiums for, or make void or voidable, any insurance on the Leased Premises or on any property or contents placed or kept thereon or therein, or which will conflict with any laws relating to coverage or of any of the terms or conditions of any policy of such insurance. Notwithstanding the rights of the Lessor for the failure or neglect of the Lessee to perform and observe as in this Clause 7 set forth, it is agreed by the Lessee that in the event the Lessee brings upon the Leased Premises, or carries on any business on the Leased Premises which results in an increase in the insurance rates or premiums charged by the Lessor's insurers, such increase shall be for the account of the Lessee, and upon the receipt by the Lessee of the Lessor's statement setting out the amount thereof, the Lessee shall pay to the Lessor such amount.

7.	Repairs and Maintenance

(a)	Except only as provided in Clause 8(c) herein, the Lessee, at its expense, shall be solely responsible for maintaining and keeping the Leased Premises and all appurtenances and fixtures thereto in good and sufficient repair and in good working order when, where and so often as may be necessary, including such repairs as may be necessary, painting the interior and also including, without limiting, all machinery, facilities, fixtures, doors, including sliding and overhead, plumbing apparatus, plate glass, windows, pipes, wiring, heating apparatus, air conditioning apparatus, floors, drains, and interior electric light fixtures, wiring and equipment. It is also agreed and hereby acknowledged by the Lessee that the said maintenance and repairs shall, whenever and wherever necessary, include replacements and renewals, and that the same shall be done with due diligence and dispatch. PROVIDED, that the said obligations of the Lessee to repair, maintain, replace and renew as aforesaid shall not include and extend to reasonable wear and tear, damage by fire, lightning, tempest, explosion, acts of the Queen's enemies, act of God, or other event covered by the insurance referred to in Clause 5(a) of this Lease, and are subject to Clause 12 of this Lease. The Lessee further covenants that if the Lessee shall at any time fail to so maintain and to make such repairs, renewals or replacements, the Lessor may do so or may cause another to do so in a good and workmanlike manner, and the cost thereof shall be for the account of the Lessee, and upon receipt by the Lessee of the Lessor's statement setting out the amount thereof, the Lessee shall pay to the Lessor such amount. For the purposes aforesaid, the Lessee shall permit the Lessor, its servants, agents, contractors, licensees and workmen at all reasonable times to enter upon the Leased Premises without liability to the Lessor for any loss or damage that may accrue to the Lessee by reason thereof, including, without limiting, the business of the Lessee.

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

Notwithstanding the foregoing, the Lessee shall not be obliged to replace the roof of the Building or repair or replace mechanical, heating, air condition and fire alarm systems in existence on the commencement of the Term.
(b)	The Lessee shall permit the Lessor, its agents, servants,
contractors, licensees and workmen to enter from time to time upon the Leased Premises, or any part thereof, at all reasonable times for the purpose of viewing and examining the condition and state of repair of the Leased Premises.
(c)	Except for repairs, maintenance, replacements or renewals
required by reason of the negligence or wrongful act of the
Lessee, its employees, agents, contractors or invitees, the
Lessor shall repair, maintain, replace and renew the Common Areas and all structural repairs for replacements in respect of the roof of the Building and repairs and replacements in respect of mechanical, heating, air condition and fire alarm systems in existence. As well, the Lessor, at its expense, shall be
responsible for all structural repairs including repairs to the foundations, floors, perimeter walls and the roof, and all
repairs to the main electrical systems and the sewer and drainage system exterior to the Leased Premises.  The Lessor shall cause the aforesaid repairs to be completed with diligence and, upon default, the Lessee may give notice to the Lessor of defects requiring repair or replacements from time to time under this
Subclause (c) of which it has actual or constructive notice.
PROVIDED, however, that breach of this covenant by the Lessee shall not entitle the Lessor to terminate this Lease.
(d)	At the expiration or sooner termination of this Lease, the Lessee shall deliver up and surrender the Leased Premises in good and sufficient repair, subject only to the exceptions set forth in Clauses 8(a) and 8(c) hereof, and the Lessee shall surrender to the Lessor all keys for the Leased Premises. The Lessee's obligations to observe and perform as aforesaid shall survive the expiration or sooner termination of the terms of this Lease.

8.	Overloading

The Lessee covenants with the Lessor not to bring into or upon the Leased Premises, or any part thereof, any equipment, article or thing that by reason of its weight and size may cause damage to the Leased Premises, and not at any time to overload the floors of the Building, and in the event any damage is caused to the Leased Premises or any part thereof by overloading, to forthwith repair, replace or renew such damage.

9.	Alterations, Additions and Improvements

(a)	Except as otherwise expressly provided herein, no changes,
alterations, erections, additions or improvements shall be made to the Leased Premises without the prior written consent of the Lessor, which consent may not be unreasonably withheld. All of such changes, alterations, erections, additions or improvements shall be made solely at the expense of the Lessee, and the Lessee agrees to protect, indemnify and save harmless the Lessor on account of any injury to third persons or property by reason of any such changes, alterations, erections, additions or improvements, and to protect, indemnify and save harmless the Lessor from the payment of any claims of any kind or character on account of bills for labour or material in connection therewith. Any changes, alterations, additions or improvements placed upon the Leased Premises by either party during the term hereof shall be the sole property of the Lessor, except as provided in Clause 10 herein.

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

(b)	In the event the Lessor should give its consent pursuant to
Clause 10(a) herein, the Lessee shall not erect any structure upon the Leased Premises or make any changes, alterations, erections, additions or improvements to the Building which might affect the structural integrity or soundness of the Building without first submitting to the Lessor drawings and specifications therefor prepared by qualified architects or engineers, and conforming to good engineering or architectural practice. The Lessor shall have the right, from time to time, to enter and to inspect all such changes, alterations, additions or improvements.

10.	Fixtures

All machinery, fixtures and equipment installed on the Leased Premises at the Lessee's expense, regardless of the manner of attachment to the realty, shall be and remain the personal property of the Lessee, removable by it at its option at the expiration or sooner termination of this Lease. The Lessee shall, however, repair any damage caused directly and exclusively by said removal or by the manner in which said property is affixed to the realty. It is understood that masonry partitions, heating ducts, stairways, balconies and similar structures attached to the realty and floor coverings glued or cemented to the floor shall not be removable, but shall become the property of the Lessor on the expiration or termination of this Lease. If the Lessee fails to remove all or part of its machinery, fixtures and equipment on or before the expiration or sooner termination of this Lease, such property may conclusively be considered to have been abandoned by the Lessee, and without liability to the Lessee, the Lessor may elect to dispose of the same and thereafter charge the Lessee with the costs of removal and disposition and the restoration of the Leased Premises, which said costs shall become payable by the Lessee upon the demand for payment thereof by the Lessor.

11.	Fire and Other Casualty

In the event the Building is damaged or destroyed by fire or other unavoidable casualty to such an extent as to render in excess of twenty-five (25%) percent of the Leased Premises untenantable, the Lessor shall have the option to rebuild or repair the Leased Premises. The Lessor shall have sixty
(60) days after the date of written notification by the Lessee of the happening of such event in which to notify the Lessee of the Lessor's intention to rebuild or repair the Leased Premises or the parts thereof so damaged or destroyed. If the Lessor elects to rebuild or repair the Leased Premises, the Lessor shall prosecute the work of such rebuilding or repairing without unreasonable delay, and during the period from the damage until the Leased Premises are made tenantable, the rent payable under this Lease shall be abated in the same ratio that the area of the portion of the Leased Premises rendered unfit for occupancy shall bear to the area of the Leased Premises as at the commencement of this Lease. If the Lessor fails to give such notice before the expiration of the said sixty (60) days, this Lease shall terminate and be of no further force or effect. In the event the Leased Premises are damaged by fire or other casualty to an extent so as to render

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twenty-five (25%) percent or less of the Leased Premises untenantable, the
Lessor shall rebuild or repair the same without unnecessary delay, and during such period the rent shall be abated in the same ratio that the area of the portion of the Leased Premises rendered for the time being unfit for occupancy shall bear to the area of the Leased Premises as at the commencement of this Lease.

12.	Utilities and Services

The Lessor shall furnish reasonable heat and air conditioning to the Lessee or to the Leased Premises and the cost thereof shall be included in the gross rent. The Lessor shall be obligated to furnish light, water, electricity, telephone and any public service or utility to the Lessee or to the Leased Premises. For certainty, the Lessee will be responsible for its own telephone installation and any related charges or repair bills to telephone and communications equipment. The Lessee will also be responsible for all in-suite janitorial services.

13.	Signs

(a)	The Lessee shall have the right to install or place signs or posters anywhere on or about the Leased Premises upon first obtaining the Lessor's written consent as to location, size and design, which consent shall not be unreasonably withheld. Upon removal of said signs and posters at the termination of this Lease, the Lessee shall repair any damage caused by such installation or removal;

(b)	The Lessee shall indemnify and save harmless the Lessor from and against all manner of actions or causes of action, damages, loss, costs or expenses which the Lessor may sustain, incur or be put to by reason of any signs which, after the issuance by the Lessor of the said consent, may be placed by the Lessee upon the Leased
Premises.

14.	Abandonment or Vacation of Premises

If the Lessee shall abandon or vacate the Leased Premises before the end of the term of this Lease, or upon the happening of any event entitling the Lessor to take possession thereof, the Lessor may, at its option, take possession of the Leased Premises and relet at market rental the same without such action being deemed an acceptance of a surrender of this Lease, or in any way terminating the Lessee's liability hereunder, and the Lessee shall remain liable to pay the gross rent herein reserved, less the net amount realized from such reletting, after the deduction of any expenses incident to such repossession and reletting.

15.	Default

(a)	If the Lessee shall neglect or fail to perform or observe any of the covenants or agreements contained herein on its part to be observed and performed and shall continue to be in default for a period of five (5) days after written notice by the Lessor of such breach, then the Lessor may, at its option, perform such neglect or failure for the Lessee, and upon completion of the performance thereof bill the Lessee for the cost of the said performance, which billing the Lessee agrees to pay within five
(5) days or, at its option, the Lessor may upon such breach, and the Lessee's failure to remedy such breach within seven (7) days

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after written notice of the same, enter into and upon the Leased
Premises or any part thereof and repossess the same, and upon entry as aforesaid this Lease, at the option of the Lessor, shall terminate and wholly expire. The Lessee covenants that in the case of such termination, it will indemnify the Lessor against all loss of rent which the Lessor may incur by reason of such termination during the residue of the term specified herein, provided the Lessor makes reasonable and diligent effort to relet the Leased Premises. Provided, however, if any such breach cannot reasonably be remedied within such five (5) day period or seven (7) day period, as the case may be, then such period shall be extended for so long as is reasonably necessary to remedy such breach provided that the Lessee, within such five (5) day period or seven (7) day period, as the case may be, commences action to remedy such breach and diligently and actively prosecutes the same thereafter.

(b)	Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of the Lessee's right to possession without termination of the Lease, the Lessee shall surrender possession and vacate the Leased Premises immediately and deliver possession thereof to the Lessor. The Lessee hereby grants to the Lessor full and free licence to enter into and upon the Leased Premises in such event with or without process of law, and to repossess unto the Lessor of the Leased Premises as of the Lessor's former estate and to expel or remove the Lessee and any others who may be occupying or within the Leased Premises, and to remove any and all property therefrom using such force as may be necessary. The Lessee hereby grants the said licence to enter as aforesaid to the Lessor who, in the exercise of which, shall not be deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing the Lessor's rights to rent or any other right given to the Lessor hereunder, or by operation of law. The Lessee expressly waives the service of any demand for the payment of rent or for possession and expressly waives notice of the Lessor's election to terminate this Lease or to re-enter the Leased Premises, including any and every form of demand and notice prescribed by any statute or other law, and agrees that the simple breach of any covenant or provision of this Lease by the Lessee shall, of itself without the service of any notice or demand whatsoever, constitute a forcible detainer by the Lessee of the Leased Premises.

16.	Costs and Expenses of Enforcement

The Lessee covenants and agrees to pay all costs and expenses, including solicitor's fees on the scale as between solicitor and client, of the Lessor incurred in enforcing any of the obligations of the Lessee under this Lease, or in any litigation or negotiation in which the Lessor, without its fault, becomes involved through or on account of any breach by the Lessee of this Lease, and the Lessor reserves the right to select and employ its own counsel in any such litigation or negotiation.

17.	Bankruptcy or Receivership

In the event the Lessee is declared bankrupt, or voluntarily offers to its creditors terms of composition, or in case a receiver is appointed to take charge of and conduct the affairs of the Lessee, the Lessor may, at its

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option, declare this Lease terminated and null and void, and may re-enter the
Leased Premises immediately.

18.	Holding Over

Any holding over and continued occupancy by the Lessee after the expiration of the term of this Lease or any renewal term shall be on a tenancy from month to month and either party hereto shall have the right to terminate the same by giving thirty (30) days' written notice of its intention to terminate said tenancy. Such tenancy shall be subject to the covenants, agreements and conditions in this Lease contained insofar as the same are applicable to a tenancy from month to month.

19.	Covenant of Peaceful Enjoyment

The Lessor covenants and warrants that it is the lawful owner of the Leased Premises and further covenants and warrants that it has full right, power and authority to make this Lease and that so long as the Lessee is not in default under the terms and conditions of this Lease, the Lessee may peaceably possess and enjoy the Leased Premises for the term hereby granted.

20.	Improvements by Lessor

The Lessor agrees with the Lessee that the Lessor shall, at its own expense and costs, provide, furnish and install to the Leased Premises those improvements, if any, described in Schedule "A" hereto. The Lessee understands and agrees that the Lessor shall not be responsible for providing, furnishing or installing any other improvements to the Leased Premises.

21.	Assigning and Subletting

The Lessee, save as hereinafter mentioned in this Clause 22, shall not assign or sublet the Leased Premises or any part thereof without the prior consent in writing of the Lessor, which consent, subject as hereinafter in this Clause 22 provided, shall not be unreasonably withheld, it being understood and agreed by the Lessee that on each and every occasion the Lessee shall make a request for the said consent:

(a)	The Lessee shall contemporaneously deliver to the Lessor such information as the Lessor may reasonably require respecting the proposed pledgee, assignee or subtenant, and as to any proposed assignee or subtenant, including the name, address, nature of business, financial responsibility and standing of such proposed assignee or subtenant;

(b)	The assignee or the subtenant to which the Lessor may have
consented shall agree in writing to assume and perform all of the terms, covenants and conditions by this Lease imposed upon the Lessee in a form to be approved by the solicitor for the Lessee, or if requested by the Lessee, the Lessor, the Lessee and the Assignee or subtenant, as the case may be, shall enter into a novation agreement whereby upon such assumption, the Lessee shall be released and discharged from such terms, covenants and conditions;

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22.	Expropriation and Condemnation

If the Leased Premises shall be acquired or condemned by any authority having the power for such acquisition or condemnation, then in that event the term of this Lease shall cease from the date of entry of such authority and the rent shall be pro-rated as of the said date. If only a portion of the Leased Premises shall be so acquired or condemned this Lease shall, as from such date, cease and terminate as to the remainder of the Leased Premises at the Lessor's option exercisable by notice in writing to the Lessee to be given by the Lessor at any time during the period of ten (10) days as from such dated PROVIDED, however, that if the Lessor does not exercise the said option, and if the acquisition or condemnation renders the Leased Premises substantially unusable by the Lessee, then the Lessee shall have the option to terminate this Lease exercisable by a notice in writing to the Lessor to be given by the Lessee at any time during the period of ten (10) days commencing as from the expiration of the period for the exercise by the Lessor of its said option. If neither of the said options shall be exercised and if the Building shall have been affected by reason of such acquisition or condemnation, an equitable adjustment by law of the rent payable by the Lessee for the remaining portion of the Term of this Lease as from the said date shall be made. It is, however, agreed between the Lessor and the Lessee that whether all or only a portion of the Leased Premises shall be so acquired or condemned, nothing herein shall prevent the Lessor or the Lessee, or both, from recovering damages from such authority for the value of their respective interests in and to the Leased Premises and for such other damages and expenses allowed by law.

For the purposes of this Clause 23, "substantially unusable" shall mean that less than eighty (80%) percent of the area of the Leased Premises remains useable for the purposes of the Lessee.

23.	Other Monies Payable

(a)	The Lessee agrees that any monies payable by the Lessee to the
Lessor under this Lease other than rent shall be deemed to be rent and shall be collectible as such and shall be paid by the Lessee to the Lessor with the next ensuing monthly instalment of rent, and in the event there shall be no such instalment ensuing by reason of expiration or other termination of this Lease, shall be paid within fifteen (15) days after the Lessor shall request the payment thereof, and in default of payment, the Lessor, in addition to any other remedy it may have for the recovery of the same, may distrain for the amount thereof as rent in arrears.

(b)	The Lessee agrees that all rent in arrears, all amounts due and owing by the Lessee to the Lessor under the provisions of this Lease, all amounts for costs or expenses that have been paid by the Lessor and which, by reason of the provisions of this Lease, ought to have been incurred and paid by the Lessee, and accelerated rent, shall bear interest at a rate per annum equal to three (3%) percent above the prime rate charged from time to time of the HSBC Bank Canada (being the rate from time to time published by the Main Branch of such Bank in Vancouver, British Columbia, as its reference rate of interest to determine the rate of interest to be charged on demand Canadian dollar loans), as from the date the same became payable by the Lessee to the Lessor or as from the date of the payment of such costs or expenses by the Lessor, as the case may be, and such interest shall accrue until the date of the payment or reimbursement thereof by the Lessee to the Lessor and, until paid, all such interest shall be deemed to be rent and shall be collectible by the Lessor as such.

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24.	Goods and Services Taxes

The Lessee shall pay to the Lessor as Additional Rent an amount equal to any and all Goods and Services Taxes, it being the intention of the parties that the Lessor shall be fully reimbursed by the Lessee with respect to any and all Goods and Services Taxes at the full tax rate application from time to time in respect thereof. The amount of the Goods and Services Taxes so payable by the Lessee shall be calculated by the Lessor in accordance with the applicable legislation and shall be paid by the Lessee to the Lessor at the same time as the amounts to which such Goods and Services Taxes apply are payable to the Lessor under the terms of this Lease or upon demand at such other time or times as the Lessor from time to time determines. For the purposes of this Section, "Goods and Services Taxes" means and includes any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Lessor or the Lessee from time to time in respect of the rent payable by the Lessee to the Lessor under this Lease or the rental of the Premises or the provision of any goods, services or utilities, whatsoever by the Lessor to the Lessee under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise.

25.	Indemnification

Notwithstanding any of the provisions of this Lease, the Lessee covenants and agrees to indemnify and save harmless the Lessor from and against any and all liabilities, damages, costs, expenses, claims, suits or other actions arising out of:

(a)	any breach, violation or non-performance of any covenant,
condition or agreement in this Lease set forth and contained on the part of the Lessee to be observed and performed;

(b)	any act or omission of the Lessee;

(c)	any damage to property occasioned by the Lessee's use or
occupation of the Leased Premises, or any part thereof, and

(d)	any injury to person or persons, including death resulting at any time therefrom, occurring upon, in or about the Leased Premises, or any part thereof;

or any of the foregoing, except if caused by the negligence of the Lessor, its servants, agents or contractors, or by the default of the Lessor under the terms of this Lease. The obligations of the Lessee to indemnify and save harmless the Lessor as aforesaid shall survive any termination of this Lease, anything in this Lease to the contrary notwithstanding.

26.	Subordination

This Lease is subject and subordinate to all mortgages or other encumbrances which may now or hereafter be registered in the appropriate British Columbia Land Title Office against the Leased Premises. The Lessee agrees that it shall from time to time execute promptly any assurance the Lessor may properly require to conform the said subordination with respect to any such mortgage or other encumbrance registered as aforesaid; PROVIDED that the subordination to any such mortgage or other encumbrance registered as aforesaid after the date of this Lease shall be on terms whereby the Lessee

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is entitled to remain in possession of the Leased Premises for so long as it shall not be in default hereunder; AND PROVIDED FURTHER that, notwithstanding any such subordination, the Lessee's obligations under and pursuant to this Lease shall remain in full force and effect notwithstanding any action at any time taken to enforce the security of any such mortgage or other encumbrance.

27.	Entire Agreement

This Lease constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, oral or written, by and among the parties with respect to the subject matter of the Lease. The Lessee hereby acknowledges that the Leased Premises are taken by the Lessee without representations or warranties of any kind on the part of the Lessor or its agents, and further acknowledges that no representative or agent of the Lessor is or shall be authorized or permitted to make any representation or warranty with reference thereto.

28.	Specific Conditions and Amendments

The stipulations of this Lease have been read by the parties hereto. There are no agreements or understandings, either oral, written or otherwise, which in any manner alter, enlarge, abridge or conflict with the terms of this Lease. No departure from the terms of this lease shall obligate the Lessor to permit any subsequent departure; no waiver by a party of any of the terms hereof or any breach of any of the terms hereof shall be deemed to be a waiver thereafter of any such terms or of any succeeding breach. This Lease cannot be altered, enlarged or abridged except by a writing duly signed by the Lessee and by a duly authorized officer of the Lessor, and specified therein to be an amendment hereof and attached hereto. No addition to (except filling in of blank spaces and lines) any portion of this Lease shall be binding upon the Lessor or Lessee unless initialled by the Lessor and Lessee.

29.	Option to Renew

Provided that the Lessee is not then in default of this Lease, the Lessee will have the option to renew this Lease as from the expiration of the term hereby granted for one (1) additional period of One(1) year, upon the same terms and conditions except that the rent to be paid during such renewal shall be limited to an increase of five (5) per cent of the net rent as defined in Schedule "A" and the renewal lease shall not contain any further right to renewal and shall not contain any Rent Free Period. To exercise such option, the Lessee shall give written notice to the Lessor not less than three (3) months prior to the expiration of the Term, failing which such option shall be null and void.

30.	Assignment by  Lessor

In the event of a sale or lease by the Lessor of the Building and Lands or a portion thereof containing the Leased Premises, or the assignment by the Lessor of this Lease or any interest of the Lessor hereunder, and to the extent that such purchaser, lessee under such lease or assignee has assumed the covenants and obligations of the Lessor hereunder, the Lessor shall, without further written agreement, be freed and relieved of liability under its covenants and obligations hereunder.

31.	Applicable Law

This Lease shall be deemed made and shall be construed in accordance with and governed by the laws of the Province of British Columbia.

32.	Notices

Any notice or demand which either party is required to or desires to give to or make upon the other shall be in writing and shall be delivered during normal business hours to an adult person at such other's principal place of business or other's registered office in this Lease hereinbefore mentioned, or to such other address in Vancouver, British Columbia, as either party shall by notice give to the other by the means prescribed in this clause.

33.	Headings

The headings in this Lease are inserted only as a matter of convenience and for reference and none of them shall define, limit or enlarge the scope, intent or meaning of the provisions of this Lease, or in any way affect the same.

34.	Deposit

The Lessor acknowledges receipt of a deposit of $8,203.33, from the Lessee, which amount shall be applied against all amounts payable by the Lessee
hereunder in the first, tenth, eleventh    month of the Term and in the last
month of the Term, or against amounts payable by the Lessee upon earlier termination hereof. If the Lessee renews this Lease pursuant to Clause 28 hereof, the deposit will be applied against all amounts payable by the Lessee hereunder in the last month of that renewal term, or against amounts payable by the Lessee upon earlier termination hereof. The deposit shall not bear interest.

35.	Successors and Assigns

The covenants and agreements contained in this Lease shall be binding upon and enure to the benefit of each of the parties hereto and their respective successors, the assigns of the Lessor and the permitted assigns of the Lessee.

36.	Partial Invalidity

If any term, covenant or condition of this Lease or the application hereof to any person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those with respect to which it is held invalid, unenforceable or illegal is not affected thereby and continues to be applicable and enforceable to the fullest extent permitted by law.

37.	Demolition

The Lessee acknowledges and agrees that the Lessor may desire to redevelop, rebuild or renovate all or part of the Building and in order to complete such work it may be necessary to demolish all or part of the Leased Premises or otherwise render them unfit for the Lessee's use and occupation. The Lessor and Lessee therefore agree that, if the Lessor elects to redevelop, rebuild or renovate all or part of the Building and such redevelopment, rebuilding or renovation involves all or part of the Leased Premises, the Lessor may give to the Lessee, not less than six months prior to the date of demolition of the Leased Premises or the date the Leased Premises are to be otherwise rendered unfit for the Lessee's use and occupation, written notice (the "Demolition Notice") setting out such date, and the Lessee hereby agrees that this Lease shall terminate as of such date and the Lessee will vacate the Leased Premises accordingly. The Lessor and Lessee hereby agree that upon termination of this Lease pursuant to this section 39 the Lessee shall not be entitled to any compensation from the Lessor, including without limitation in respect of the Lessee's improvements to the Leased Premises.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

THE CORPORATE SEAL of BROOKPARK
PROPERTIES LTD. was hereunto
affixed in the presence of:

/s/ Sam Coval
---------------------------------
Authorized Signatory


ROTOBLOCK INC.
was hereunto affixed in the
presence of:

/s/ Peter Scholl
---------------------------------
Authorized Signatory



Signed and sealed by Brookpark          Signed and sealed by Rotoblock,
Properties Ltd. in the presence of:     Inc. in the presence of:

/s/ Bernard Joss                        /s/ Bernard Joss
---------------------------------       --------------------------------
Witness                                 Witness

4622 W. 2nd Avenue, Vancouver, BC       4622 W. 2nd Avenue, Vancouver, BC
---------------------------------       ---------------------------------
Address                                 Address

Property Manager                        Property Manager
---------------------------------       ---------------------------------
Occupation                              Occupation



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


                              SCHEDULE "A"

            Referred to in annexed lease dated April 30,2004

1. Description of  Premises

Unit # 205,1715 Cook Street/220West 1st Ave comprising an area of approximately 1840 square feet gross (a net area of 1577 sq.ft. plus a pro-rata proportion common area of 263 sq.ft.) and situated on the second floor

Premises proportionate share of the building's total gross leasable space:
7.03 percent ( 1840 sq.ft./26,158 sq.ft.)

2. Gross Rent Payable

As rent for the Leased Premises during the Term, the Lessee covenants and agrees to pay to the Lessor mothly in advance on the 1st day of the month and without deduction or set - off in lawful money of Canada:

Year 1
------
$ 23,000 per annum, being the product of $12.50 per square foot per year for the period commencing May 1,2004 and ending April 30 ,2005 and equating to equal monthly instalments of $ 1,916.67 per month

The Lessee will for reason of convenience, provide to the Lessor a series of 8 (eight) consecutive post dated cheques for the forth to eleventh month of the term

3. Operating Costs

The Gross Rental includes in Year1 (the Base Year) and specifically as at August 1,2003, an operating cost of $4.50 per sq.ft. per annum.The Lessee agrees to pay their proportionate share being 7.03 % (percent) of any increase in operating costs over the base year operating costs and which increase shall be due on demand by the Lessor.

5. Rules and Regulations

The Lessee shall comply with the general rules and regulations of the Building as referred to in the annexed Schedule "B"

6. Parking

The rental shall include the provision for the exclusive use by the Lessee of one (1) parking bay situated east of parking bay number 23 on the City month to month leased parking area ajoining 215 W 1st Avenue. The Landlord shall give to the Lessee a first option of refusal to lease a second parking bay when such may become available.

                                   15
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                         SCHEDULE "B"

              RULES AND REGULATIONS (September 2003)
                 Referred to in an annexed lease

1. No Lessee shall obstruct or encumber any of the sidewalks, entrances, elevator, stairways, corridors, halls or any other area of the building or the land upon which it is situated which is for the use of other persons or any windows, doors or other areas that reflect or admit light or air into the bulding, for any purpose other than access to and from the premises.

2. The water closets and wash basins and other plumbing fixtures shall not be used for any other purposes other than those for which they were constructed, and no other substances shall be put therein. All damages resulting from any misuse of the fixtures shall be borne by the Lesee who, or whose employees, agents, invitees or licensees, shall have caused the same.

3. No Lessee shall mark, paint, drill into, or in any way deface any part of the premises or the building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Lessor.

4. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises and, no cooking shall be done on the premises. No Lessee shall cause or permit any unusual or objectionable odors to be produced upon or emanate from the premises.

5. Lessees agree that they will not carry on or permit to be carried on any business in the demised premises under a name or style other than their own name or call or permit the premises or any business carried on therein to be called by any name other than their own name, without the prior written consent of the Lessor.

6. No Lessee shall, at any time, while on any part of the land, upon which the building is situated, feed or leave any foodstuffs for any birds or other animals.

7. Each Lessee shall keep its premises free from waste, rubbish and debris at all times and provide proper receptables in the premises for waste and rubbish.

8. The Lessee shall not permit the installation of any vending machines without the prior written consent of the Lessor.

9. No Lessee shall throw anything out of the doors or down the passage ways or stairways.

10. No Lessee shall make, or permit to be made, any unsemmly or disturbing noises or distrub or interfere with occupants of the building or any neighboring buildings.

11. No Lessee shall at any time bring or keep upon or allow to be brought onto the premises any inflammable, combustible or explosive fluid, chemical or other substance.

12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the premises, nor shall nay changes be made in existing locks or mechanisms thereof without the prior written approval of the Lessor or building manager. No duplicate keys shall be made. Additional keys may be obtained from the Lessor at the cost of the Lessee. Each Lessee shall, upon the termination of his tenancy, return to the Lessor all keys to the premises or to any other part of the building.

13. Front and rear access doors of the building will be electrically opened at 7:00 am and will be closed at 6:00 pm, Monday through Friday. Access outside of these times should be requested and arranged with the building manager.

14. All deliveries and collections of bulk goods for the 2nd and 3rd floors of the building are to be made by way of the freight elevator.

15. No Lessee shall allow or use the premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles not required for the Lessees business.

16. Canvassing, soliciting and peddling in the building is prohibited and each Lessee shall co-operate to prevent the same.

17. Loading Bay: The loading bay area shall be for the exclusive use of delivery and collection in connection with the Lessees standard daily business activity. Use of the loading bay parking shall be restricted to 30 minutes maximum at any one time. The loading bay shall not be used for general parking by the Lessee, his employees or invitees at any time. The loading bay roller shutter doors will be opened at 8:00 am and closed at 5:00 pm, Monday through Friday. Access outside of these time should be requested and arranged with and through the building manager.

18. Utilities: The Lessor will pay for normal electrical power and water usage. Any additional or excessive usage such as for industrial ovens, electrical heaters, air conditioning or regular use of electrically operated machines/equipment having a compbined power rating in excess of 1500 watts, will be subject of an extra charge to the Lessee, as will any extra charge for industrial liquid waste due to an extra levy on industrial waste water.

19. Garbage: The Lessor will provide a bi-weekly pick-up of the container in the loading bay area for normal daily business wastes that are acceptable at the disposal sites of the GRVD. All waste shall be placed in tied black garbage bags. The Lessee shall be responsible for making his own arranements for the pick-up and disposal of excessive quantities of wastes (specifically that resulting from single bulk delivery of goods) or unacceptable industrial wastes. If and where applicable, excessive quantities of waste shall be kept in the Lessees premises until collected and shall not be left to acculate on the floor of the loading bay area, as this would be in violation of the Lessors fire insurance policy. Note: A full bin exists when the level of garbage is piled no higher than the extremity height of the metal bin.

20. Recycled Cardboard: The Lessor will provide a weekly pick-up of the recycle cardboard designated container located in the west section of the loading bay area for normal cardbaord waste. The Lessee shall ensure that all plastic film covering is removed from the cardboard and that all cardboard boxing is totally flattened prior to insertion into the cardboard bin slot.
The Lessee shall be responsible for making his own arrangements for the pick-up and disposal of excessive quantities of cardboard wastes (specifically resulting from all bulk delivery of goods). If and when applicable, excessive quantities of cardboard waste shall be kept in the Lessees premises until collected and shall not be left to accumulate on the floor of the loading bay area as this would be in violation of the Lessors fire insurance policy.

21. Wooden and other pallets: The Lessee shall be responsible for the disposal and collection respectively of his delivery pallets.

                                17
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